Exhibit 99.1

IFMI REPORTS SECOND QUARTER 2016 FINANCIAL RESULTS

Second Quarter Operating Income of $2.2 million

Second Quarter Net Income of $1.2 million or $0.07 per Diluted Share

Board Declares Dividend of $0.02 per Share

Philadelphia and New York, August 3, 2016 — Institutional Financial Markets, Inc. (NYSE MKT: IFMI), a financial services firm specializing in fixed income markets, today reported financial results for its second quarter ended June 30, 2016.

•                  Operating income was $2.2 million for the three months ended June 30, 2016, compared to $1.3 million for the three months ended March 31, 2016, and $0.5 million for the three months ended June 30, 2015. Operating income was $3.5 million for the six months ended June 30, 2016, compared to $0.8 million for the six months ended June 30, 2015.

•                  Net income was $1.2 million, or $0.07 per diluted share, for the three months ended June 30, 2016, compared to net income of $0.3 million, or $0.01 per diluted share, for the three months ended March 31, 2016 and net loss of $0.5 million, or $0.02 per diluted share, for the three months ended June 30, 2015. Net income was $1.5 million, or $0.08 per diluted share, for the six months ended June 30, 2016, compared to net loss of $1.2 million, or $0.06 per diluted share, for the six months ended June 30, 2015.

•                  Revenue was $14.4 million for the three months ended June 30, 2016, compared to $13.7 million for the three months ended March 31, 2016 and $11.1 million for the three months ended June 30, 2015. Revenue was $28.1 million for the six months ended June 30, 2016, compared to $23.8 million for the six months ended June 30, 2015.

•                  Total operating expenses were $12.2 million for the quarter ended June 30, 2016, compared to $12.5 million for the quarter ended March 31, 2016 and $10.5 million for the quarter ended June 30, 2015. Total operating expenses were $24.6 million for the six months ended June 30, 2016, compared to $23.1 million for the six months ended June 30, 2015.

•                  Compensation as a percentage of revenue was 58% for the three months ended June 30, 2016, compared to 62% for the three months ended March 31, 2016 and 56% for the three months ended June 30, 2015. Compensation as a percentage of revenue was 60% for the six months ended June 30, 2016, compared to 58% for the six months ended June 30, 2015. The number of IFMI employees was 80 as of June 30, 2016, compared to 86 as of March 31, 2016, and 101 as of June 30, 2015.

•                  Non-compensation operating costs, excluding depreciation and amortization, were $3.7 million for the three months ended June 30, 2016, compared to $3.8 million for the three months ended March 31, 2016 and $4.2 million for the three months ended June 30, 2015. Non-compensation operating costs, excluding depreciation and amortization, were $7.5 million for the six months ended June 30, 2016, compared to $8.9 million for the six months ended June 30, 2015, representing a decrease of 15%.

Lester Brafman, Chief Executive Officer of IFMI, said, “We are very pleased with the overall performance of our business, as disciplined execution of our strategic growth initiatives led to increases in revenue and net income over the prior quarter and prior year periods.  The US Capital Markets business continues to perform well and was able to more than offset the recent temporary non-payment of subordinated management fees in our European CLO and a mark down of our investment in EuroDekania. Looking ahead, we remain focused on growing our mortgage and SBA groups, adding revenue and growing businesses where our clients’ needs are no longer addressed by larger financial institutions. We are also pleased to further enhance shareholder value through our share repurchase program and continuing to pay a quarterly dividend.”

Stock Repurchases

During the second quarter of 2016, IFMI repurchased 68,400 shares of its common stock through open market purchases under its previously announced 10b5-1 agreement with Sandler O’Neill & Partners, L.P. for an aggregate purchase price of $63,711, which represented an average per share price of $0.93. During the first half of 2016, including the previously announced privately negotiated transactions and open market purchases in the first quarter, IFMI repurchased a total of 1,828,080 shares of its common stock for an aggregate purchase price of $2.2 million, which represented an average per share price of $1.23.

Total Equity and Dividend Declaration

•                  At June 30, 2016, total equity was $45.3 million, as compared to $46.2 million as of December 31, 2015.

•                  The Company’s Board of Directors has declared a dividend of $0.02 per share. The dividend will be payable on September 1, 2016, to stockholders of record on August 18, 2016.

Sale of European Operations — Update

Although the Company believes that, given the passage of time, there is very low probability of this previously announced transaction closing, given the potential value to the Company of the proposed transaction if it were to close and based on C&Co Europe Acquisition LLC’s indication that it continues to evaluate its options, the Company has decided not to exercise its right to terminate the transaction at this time. The Company will continue to evaluate the probability of closing and its right to terminate the transaction.

Conference Call

Management will hold a conference call this morning at 10:00 a.m. Eastern Time to discuss these results. The conference call will also be available via webcast. Interested parties can access the webcast by clicking the webcast link on the Company’s website at www.IFMI.com. Those wishing to listen to the conference call with operator assistance can dial (877) 686-9573 (domestic) or (706) 643-6983 (international), participant pass code 55081844, or request the IFMI earnings call.  A replay of the call will be available for two weeks following the call by dialing (800) 585-8367 (domestic) or (404) 537-3406 (international), participant pass code 55081844.

About IFMI

IFMI is a financial services company specializing in fixed income markets. IFMI was founded in 1999 as an investment firm focused on small-cap banking institutions, but has grown to provide an expanding range of capital markets and asset management services. IFMI’s operating segments are Capital Markets, Principal Investing, and Asset Management. The Capital Markets segment consists of fixed income sales, trading, and financing as well as new issue placements in corporate and securitized products, and advisory services, operating primarily through IFMI’s subsidiaries, J.V.B. Financial Group, LLC in the United States and Cohen & Company Financial Limited in Europe. The Principal Investing segment has historically been comprised of investments in IFMI sponsored investment vehicles, but has changed to include investments in certain non-sponsored vehicles. The Asset Management segment manages assets through collateralized debt obligations, permanent capital vehicles, and managed accounts. As of June 30, 2016, IFMI managed approximately $3.8 billion in fixed income assets in a variety of asset classes including US trust preferred securities, European hybrid capital securities, and mortgage- and asset-backed securities. As of June 30, 2016, almost all of IFMI’s assets under management, or 95.5%, were in collateralized debt obligations that IFMI manages, which were all securitized prior to 2008. For more information, please visit www.IFMI.com.

Forward-looking Statements

This communication contains certain statements, estimates, and forecasts with respect to future performance and events. These statements, estimates, and forecasts are “forward-looking statements.” In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,”  “ might,”  “will,”  “should,” “expect,” “plan,”  “anticipate,”  “believe,”  “estimate,” “predict,” “potential,” “seek,” or “continue” or the negatives thereof or variations thereon or similar terminology. All statements other than statements of historical fact included in this communication are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties, and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied in the forward-looking statements including, but not limited to, those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” in our filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at www.sec.gov and our website at www.IFMI.com/sec-filings. Such risk factors include the following: (a) a decline in general economic conditions or the global financial markets, (b) losses caused by financial or other problems experienced by third parties, (c) losses due to unidentified or unanticipated risks, (d) a lack of liquidity, i.e., ready access to funds for use in our businesses, (e) the ability to attract and retain personnel, (f) litigation and regulatory issues, (g) competitive pressure, (h) an inability to generate incremental income from acquired businesses, (i) unanticipated market closures due to inclement weather or other disasters, (j) losses (whether realized or unrealized) on our principal investments, including on our CLO investments, (k) an inability to achieve projected integration synergies, (l) an inability to close or further delays in the closing of the sale of our European operations, (m) the possibility that payments to the Company of subordinated management fees from its European CLO will not resume, and (n) the possibility that the stockholder rights plan may fail to preserve the value of the Company’s deferred tax assets, whether as a result of the acquisition by a person of 5% of the Company’s common stock or otherwise. As a result, there can be no assurance that the forward-looking statements included in this communication will prove to be accurate or correct. In light of these risks, uncertainties, and assumptions, the future performance or events described in the forward-looking statements in this communication might not occur. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and we do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Cautionary Note Regarding Quarterly Financial Results

Due to the nature of our business, our revenue and operating results may fluctuate materially from quarter to quarter.  Accordingly, revenue and net income in any particular quarter may not be indicative of future results. Further, our employee compensation arrangements are in large part incentive-based and, therefore, will fluctuate with revenue. The amount of compensation expense recognized in any one quarter may not be indicative of such expense in future periods.  As a result, we suggest that annual results may be the most meaningful gauge for investors in evaluating our business performance.

INSTITUTIONAL FINANCIAL MARKETS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Three Months Ended			Six Months Ended
	6/30/16	3/31/16	6/30/15	6/30/16	6/30/15
Revenues
Net trading	$11,285	$10,202	$6,742	$21,487	$14,013
Asset management	1,569	2,312	2,260	3,881	4,558
New issue and advisory	984	381	651	1,365	2,149
Principal transactions	56	126	580	182	978
Other revenue	471	714	818	1,185	2,147
Total revenues	14,365	13,735	11,051	28,100	23,845
Operating expenses
Compensation and benefits	8,388	8,540	6,151	16,928	13,739
Business development, occupancy, equipment	651	664	824	1,315	1,642
Subscriptions, clearing, and execution	1,502	1,522	1,498	3,024	3,346
Professional services and other operating	1,542	1,663	1,840	3,205	3,865
Depreciation and amortization	72	82	227	154	461
Total operating expenses	12,155	12,471	10,540	24,626	23,053
Operating income (loss)	2,210	1,264	511	3,474	792
Non-operating income (expense)
Interest expense	(992)	(990)	(991)	(1,982)	(1,967)
Income (loss) before income taxes	1,218	274	(480)	1,492	(1,175)
Income tax expense (benefit)	17	10	(15)	27	46
Net income (loss)	1,201	264	(465)	1,465	(1,221)
Less: Net income (loss) attributable to the noncontrolling interest	371	65	(120)	436	(318)
Net income (loss) attributable to IFMI	$830	$199	$(345)	$1,029	$(903)

Earnings per share

Basic
Net income (loss) attributable to IFMI	$830	$199	$(345)	$1,029	$(903)
Basic shares outstanding	11,906	13,272	15,229	12,589	15,189
Net income (loss) attributable to IFMI per share	$0.07	$0.01	$(0.02)	$0.08	$(0.06)
Fully Diluted
Net income (loss) attributable to IFMI	$830	$199	$(345)	$1,029	$(903)
Net income (loss) attributable to the noncontrolling interest	371	65	(120)	436	(318)
Adjustment (1)	(1)	10	—	(2)	2
Enterprise net income (loss)	$1,200	$274	$(465)	$1,463	$(1,219)
Basic shares outstanding	11,906	13,272	15,229	12,589	15,189
Unrestricted Operating LLC membership units exchangeable into IFMI shares	5,324	5,324	5,324	5,324	5,324
Additional dilutive shares	62	81	—	81	—
Fully diluted shares outstanding	17,292	18,677	20,553	17,994	20,513
Fully diluted net income (loss) per share	$0.07	$0.01	$(0.02)	$0.08	$(0.06)

(1) An adjustment is included for the following reasons: (a) if the non-controlling interest membership units had been converted at the beginning of the period, the Company would have incurred a higher income tax expense or realized a higher income tax benefit, as applicable; and (b) to adjust the non-controlling interest amount to be consistent with the weighted average share calculation.

INSTITUTIONAL FINANCIAL MARKETS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2016
	(unaudited)	December 31, 2015
Assets
Cash and cash equivalents	$7,683	$14,115
Receivables from brokers, dealers, and clearing agencies	62,382	39,812
Due from related parties	69	77
Other receivables	3,489	4,079
Investments - trading	143,202	94,741
Other investments, at fair value	9,860	14,880
Receivables under resale agreements	345,356	128,011
Goodwill	7,992	7,992
Other assets	4,552	4,708
Total assets	$584,585	$308,415

Liabilities
Payables to brokers, dealer, and clearing agencies	$62,832	$55,779
Due to related parties	50	50
Accounts payable and other liabilities	3,233	3,362
Accrued compensation	3,821	3,612
Trading securities sold, not yet purchased	69,853	39,184
Securities sold under agreements to repurchase	366,645	127,913
Deferred income taxes	3,771	3,804
Debt	29,048	28,535
Total liabilities	539,253	262,239

Equity
Voting nonconvertible preferred stock	5	5
Common stock	12	13
Additional paid-in capital	69,308	71,570
Accumulated other comprehensive loss	(976)	(939)
Accumulated deficit	(30,343)	(30,889)
Total stockholders’ equity	38,006	39,760
Noncontrolling interest	7,326	6,416
Total equity	45,332	46,176
Total liabilities and equity	$584,585	$308,415

Contact:

Investors:	Media:
Institutional Financial Markets, Inc.	Joele Frank, Wilkinson Brimmer Katcher
Joseph W. Pooler, Jr., 215-701-8952	James Golden and Joe Berg, 212-355-4449
Executive Vice President and	jgolden@joelefrank.com or jberg@joelefrank.com
Chief Financial Officer
investorrelations@ifmi.com